Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
February 20, 2013
News Media
	Ruben Rodriguez	202-624-6620

Financial Community
	Douglas Bonawitz	202-624-6129

Washington Gas Energy Services and Shell Energy Enter Into

Strategic Supply Arrangement

Herndon, Va. – Washington Gas Energy Services, Inc. (WGES) announced today that it has entered a five-year secured supply arrangement with Shell Energy North America (US), L.P. (Shell Energy). Under this arrangement, WGES will have the ability to purchase the majority of its power, natural gas and related products from Shell Energy in a structure that reduces WGES’ cash flow risk from collateral posting requirements. As a result of this credit support agreement, Shell Energy will have a lien on WGES’ assets, principally its retail accounts receivables and contracts.

“Looking to the future, we are pleased that Shell Energy will be working with us as our primary supplier of gas and electricity for WGES. With this arrangement, we will be able to build upon our successful track record of reducing earnings volatility at WGES, by reducing cash flow volatility that can result from collateral obligations,” said Terry D. McCallister, Chairman and Chief Executive Officer of WGL Holdings, Inc. “WGES’ ability to secure customer contracts fits well with Shell Energy’s expertise in commodity supply markets, and this arrangement will allow WGL Holdings, Inc. to grow WGES while reducing capital reserved to cover contingent collateral needs.”

“We are excited about this innovative commercial structure, which allows us to become the primary supply source for power, natural gas and related products for WGES,” commented Frans Everts, President of Shell Energy North America. “Through our agreement, Shell Energy expands its footprint in the mid-Atlantic region of the U.S.”

About Washington Gas Energy Services, Inc.

Washington Gas Energy Services, Inc. is one of the largest competitive providers of electricity and natural gas in the mid-Atlantic region and supplies more than 350,000 customers in Maryland, Delaware, the District of Columbia, Pennsylvania and Virginia. In 2011, the U.S. Department of Energy (DOE) named WGES the Green Power Supplier of the Year in the non-utility category. Headquartered in Herndon, Va., Washington Gas Energy Services is an affiliate of Washington Gas Light Company and is a subsidiary of WGL Holdings, Inc. (NYSE:WGL). www.wges.com.

About WGL Holdings, Inc.

Headquartered in Washington, D.C., WGL Holdings, Inc. has four operating segments: (i) the regulated utility segment which primarily consists of Washington Gas, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region; (ii) the retail-energy marketing segment which consists of Washington Gas Energy Services, Inc., a third-party marketer that competitively sells natural gas and electricity; (iii) the commercial energy systems segment which consists of Washington Gas Energy Systems, Inc., a provider of design-build energy efficiency solutions to government and commercial clients, commercial solar projects, and the operations of WGSW, a holding company formed to invest in alternative energy assets and (iv) the wholesale energy solutions segment which consists of Capitol Energy Ventures Corp., an asset optimization business that acquires, manages and optimizes natural gas storage and transportation assets. Additional information about WGL Holdings, Inc. is available on our website, www.wglholdings.com.

About Shell Energy North America (US), L.P.

Houston-based Shell Energy North America (US), L.P., a wholly owned subsidiary of Royal Dutch Shell plc (Shell), serves its customers through its regional offices located throughout North America. As an integral part of the Shell Trading network of companies, Shell Energy North America (US), L.P. is the primary marketer of Shell’s equity natural gas in North America. As a leader in gas and power marketing, Shell Energy North America (US), L.P. and its subsidiaries, trade and market natural gas, wholesale power, environmental products and risk management products with counterparties and customers throughout the region. More information is available online at www.shell.com/us/energy.

# # #

WGL Holdings, Inc. • 101 Constitution Avenue, N.W. • Washington, DC 20080 • www.wglholdings.com